     As filed with the Securities and Exchange Commission on July 1, 1997
                                                 Registration No.  333-_________
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                        ---------------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                        ---------------------------------

                             HARBINGER CORPORATION
               (Exact name of issuer as specified in its charter)

        GEORGIA                                   58-1817306
(State of Incorporation)            (I.R.S. Employer Identification Number)

                           1055 LENOX PARK BOULEVARD
                            ATLANTA, GEORGIA  30319
                                 (404) 467-3000
          (Address, including zip code and telephone number, including area code, of registrant's principal executive offices
                        and principal place of business)

                        ---------------------------------

                              LOREN B. WIMPFHEIMER
                           DIRECTOR OF LEGAL AFFAIRS
                             HARBINGER CORPORATION
                           1055 LENOX PARK BOULEVARD
                            ATLANTA, GEORGIA  30319
                                 (404) 467-3000
                              (404) 841-4399 (FAX)
               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                                   Copies to:

                              JOHN C. YATES, ESQ.
                           LARRY W. SHACKELFORD, ESQ.
                        MORRIS, MANNING & MARTIN, L.L.P.
                         1600 ATLANTA FINANCIAL CENTER
                           3343 PEACHTREE ROAD, N.E.
                            ATLANTA, GEORGIA  30326
                                 (404) 233-7000
                              (404) 365-9532 (FAX)

                        ---------------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement as the Selling Shareholders shall determine.

     If any of the securities being registered on this Form are offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [ X ]

                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------
                                     Amount      Proposed maximum    Proposed maximum    Amount of
Title of each class of securities    to be      offering price per  aggregate offering  registration
        to be registered           registered       Share(1)            price(1)            fee
Common Stock, $.0001 par value
per share                           300,000           $28.75            $8,625,000           $2,614
-----------------------------------------------------------------------------------------------------

(1) Computed in accordance with Rule 457(c) solely for the purpose of calculating the registration fee, based upon the average of the high and low prices reported on June 25, 1997, as reported on the Nasdaq Stock Market.

                        ---------------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

PROSPECTUS
                                 300,000 SHARES


                                  COMMON STOCK
                               ($.0001 par value)

     This Prospectus relates to up to 300,000 shares (the "Shares") of common stock (the "Common Stock") of Harbinger Corporation, a Georgia corporation ("Harbinger" or the "Company"), which may be offered from time to time by the selling shareholders named herein (the "Selling Shareholders"). See "Selling Shareholders." The Company will not receive any of the proceeds from the sale of shares of Common Stock.

     The Shares being registered were issued in connection with the acquisitions (the "Acquisitions") by the Company of SupplyTech, Inc. ("SupplyTech") and a portion of the outstanding equity interests in Harbinger NET Services, LLC ("HNS") from BellSouth Telecommunications, Inc. ("BST"). Pursuant to the terms of the Acquisitions, the Company agreed in certain circumstances to register the shares of Common Stock received by each Selling Shareholder.

     The Company has been advised by each Selling Shareholder that it expects to offer Shares through brokers or dealers to be selected by it from time to time. The Shares may be offered for sale through the Nasdaq Stock Market, in the over-the-counter market, in one or more private transactions, or a combination of such methods of sale, at prices and on terms then prevailing, at prices related to such prices, or at negotiated prices. Each Selling Shareholder may pledge all or a portion of the Shares owned by it as collateral in loan transactions. Upon default by such Selling Shareholder, the pledgee in such loan transaction would have the same rights of sale as such Selling Shareholder under this Prospectus to the extent it remains part of an effective registration statement. Each Selling Shareholder may also transfer Shares owned by it by gift and upon any such transfer the donee would have the same rights of sale as such Selling Shareholder under this Prospectus. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 of the Securities Act of 1933, as amended (the "1933 Act"), may be sold under Rule 144 rather than pursuant to this Prospectus. Finally, each Selling Shareholder and any brokers and dealers through whom sales of the Shares are made may be deemed to be "underwriters" within the meaning of the 1933 Act, and the commissions or discounts and other compensation paid to such persons may be regarded as underwriters' compensation.

     The Common Stock is traded on the Nasdaq National Market ("Nasdaq") under the symbol "HRBC." The average of the high and low prices of the Shares as reported on the Nasdaq Stock Market on June 25, 1997 was $28.75 per share.

     SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
               REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


--------------------------------------------------------------------------------
                       Price to         Underwriting         Proceeds to Selling
                        Public          Discounts and         Shareholders (2)
                                       Commissions (1)
Per Share..........          $28.75           $.72                   $28.03
Total..............        $8,625,000       $216,000               $8,409,000

--------------------------------------------------------------------------------

(1)  Estimated brokerage commissions to be paid by Selling Shareholders.
(2) Before deducting estimated expenses of the offering estimated at $25,000, all of which will be paid by the Company.

                THE DATE OF THIS PROSPECTUS IS JULY ____, 1997.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 and files reports and other information with the Securities and Exchange Commission (the "Commission") in accordance therewith. Such reports, proxy statements, and other information filed by the Company are available for inspection and copying at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the Commission's Regional Offices located at Room 1028, Jacob K. Javits Federal Building, 26 Federal Plaza, New York, New York 10278 and Room 3190, Kluczynski Federal Building, 230 South Dearborn Street, Chicago, Illinois 60604. Copies of such material may be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, at prescribed rates. The Commission maintains a World Wide Web site on the Internet that contains reports, proxy and information statements and other information regarding registrants which file electronically with the Commission at http://www.sec.gov. The Company's common stock is listed on the Nasdaq Stock Market. In addition to the addresses listed above, reports, proxy statements, and other information concerning the Company can be inspected at the offices of the Nasdaq Stock Market.

     The Company has filed with the Commission a registration statement on Form S-3 (together with any amendments, the "Registration Statement") under the 1933 Act, covering the Shares being offered by this Prospectus. This Prospectus, which is part of the Registration Statement, does not contain all the information and undertakings set forth in the Registration Statement and reference is made to such Registration Statement, including exhibits, which may be inspected and copied in the manner and at the location specified above, for further information with respect to the Company and the Shares. Statements contained in this Prospectus concerning the provisions of any documents are not necessarily complete and, in each instance, reference is made to the copy of such documents filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents filed by the Company with the Commission are incorporated by reference in this Prospectus:

     1. The Company's Annual Report on Form 10-K for the year ended December 31, 1996, filed on March 31, 1997.

     2. The Company's Proxy Statement dated April 2, 1997 and filed on April 2, 1997.

     3. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, filed on May 13, 1997.

     4. The description of the Common Stock of the Company which is contained in the Company's Form 8-A/A Amendment No. 1 dated August 21, 1995, as incorporated by reference therein from the Company's Pre-Effective Amendment No. 4 to its Registration Statement on Form S-1 dated August 18, 1995.

     5. The statement of operations of EDI (formerly a business unit of Texas Instruments, Incorporated) for the year ended December 31, 1994, included in the Company's Registration Statement (File No. 33-93804) on Form S-1.

     6. The Company's Current Report on Form 8-K dated April 4, 1996, and filed on April 18, 1996, as amended by it's Current Report on Form 8-K/A Amendment No. 1 dated April 4, 1996, and filed June 17, 1996.

     7. The Company's Current Report on Form 8-K dated April 19, 1996, and filed on May 2, 1996, as amended by it's Current Report on Form 8-K/A Amendment No. 1 dated April 19, 1996, and filed July 1, 1996.

     8. The Company's Current Report on Form 8-K dated April 20, 1996, and filed on May 3, 1996, as amended by it's Current Report on Form 8-K/A Amendment No. 1 dated April 20, 1996, and filed July 2, 1996.

     9. The Company's Current Report on Form 8-K dated January 1, 1997, and filed on January 15, 1997, as amended by its Current Report on Form 8-K/A Amendment No. 1 dated January 1, 1997, and filed March 14, 1997.

     10. The Company's Current Report on Form 8-K dated January 3, 1997, and filed on January 16, 1997, as amended by its Current Report on Form 8-K/A Amendment No. 1 dated January 3, 1997, and filed March 18, 1997.

     11. The Company's Current Report on Form 8-K dated April 28, 1997, and filed on April 28, 1997.

     12. The Company's Current Report on Form 8-K dated July 1, 1997, and filed on July 1, 1997.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares of Common Stock offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof.

     The Company hereby undertakes to provide without charge to each person to whom this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any and all of the foregoing documents incorporated herein by reference (other than exhibits to such documents which are not specifically incorporated by reference into the information that this Prospectus incorporates). Written or telephone requests should be directed to Investor Relations Department, Harbinger Corporation, 1055 Lenox Park Boulevard, Atlanta, Georgia 30319, telephone number (404) 467-3000.

                                  THE COMPANY

     Harbinger Corporation ("Harbinger" or the "Company") is a leading worldwide provider of electronic commerce products and services to businesses and offers comprehensive, customizable, standards-based electronic commerce solutions. The Company develops, markets and supports software products and provides computer communications network and consulting services which enable businesses to engage in electronic commerce. These electronic commerce solutions are provided over the Harbinger value-added network ("VAN") or the Company's Internet value-added servers ("IVAS"), or directly over standard telephone lines, the Internet, or private internal computer networks known as Intranets. Harbinger offers software products that operate on multiple computer platforms, secure and reliable computer networks and secure Internet communications to facilitate the transmission of business information and transactions, and value-added products and services to enable businesses of all sizes to maximize the number and value of their electronic trading relationships. As of December 31, 1996 the Company's customers included leading U.S. and international corporations and government agencies, including Northrop, Compaq Computer, Digital Equipment Corporation, Hewlett-Packard, Westinghouse Electric, Baxter Healthcare, Johnson & Johnson, Amoco, Chevron, Mobil, Pacific Gas & Electric, Southern California Edison, Bank of America and Barnett Banks.

     The Company's products and services facilitate electronic commerce and electronic data interchange ("EDI") by businesses and financial institutions by providing the ability to electronically transmit and receive routine business information and documents in a standard format. The Harbinger VAN and IVAS serve as electronic communications links for computer systems by receiving, storing and forwarding electronically transmitted business documents and data for re-transmission in a form that can be received and interpreted by the computer of another commercial business. The method of document exchange is user configurable by trading partner and by document type (such as purchase order, invoice, quote or bid request). Both the Harbinger VAN and IVAS provide encryption and other document management and security methods to allow documents to be exchanged securely and reliably. Harbinger facilitates the electronic link to its computer communications network through its electronic commerce software packages for use in a broad range of computing environments, including DOS, Windows (3.x, 95 and NT), UNIX, IBM AS/400 midrange and IBM MVS mainframe platforms. The Company also provides professional services to assist businesses in the installation, customization, operation and maintenance of their electronic trading relationships.

                                  RISK FACTORS

     Integration of Recent Acquisitions. The Company has completed a number of acquisitions since January 1, 1996, including the acquisitions of SupplyTech and the minority interests of HNS. SupplyTech and HNS have historically reported significant operating losses. The Company's acquisitions present a number of risks and challenges, including the historical operating losses of SupplyTech and HNS, the integration of the SupplyTech software products into the Company's current suite of products, the integration of the sales force of SupplyTech into the Company's existing sales operations, the coordination of customer support services, the integration of international operations with the Company's international affiliates, the development and commercialization of HNS's Internet-related products and the integration of those products with the Company's existing products, and the diversion of management's attention from other business concerns. Several of the newly acquired products address the same markets as, and may therefore be competitive with, existing Company products. There can be no assurance that the Company can successfully assimilate its operations and integrate its software products with these recently acquired operations, software products and technologies, or that the

Company will be successful in repositioning its products on a timely basis to achieve market acceptance. Any delay in such integration could have a material adverse effect on the Company.

     Factors Affecting Operating Results; Potential Fluctuations in Quarterly Results. The Company's quarterly operating results have in the past and may in the future vary or decrease significantly depending on factors such as revenue from software sales, the timing of new product and service announcements, changes in pricing policies by the Company and its competitors, market acceptance of new and enhanced versions of the Company's products, the size and timing of significant orders, changes in operating expenses, changes in Company strategy, personnel changes, government regulation, the introduction of alternative technologies, the effect of acquisitions and general economic factors. The Company has limited or no control over many of these factors.
The Company has experienced losses in the past, and at December 31, 1996, after giving effect to the restatement of the financial statements of the Company to reflect the acquisition of SupplyTech, the Company had an accumulated deficit of approximately $20.0 million. The Company operates with virtually no software product order backlog because its software products typically are shipped shortly after orders are received. As a result, revenues in any quarter are substantially dependent on the quantity of purchases of services requested and product orders received in that quarter. Quarterly revenues also are difficult to forecast because the market for electronic commerce and EDI software products is rapidly evolving and the Company's revenues in any period may be significantly affected by the announcements and product offerings of the Company's competitors as well as alternative technologies. The Company's IVAS product is more complex and expensive compared to its other electronic commerce and Internet products introduced to date, and will generally involve significant investment decisions by prospective customers. Accordingly, the Company expects that in selling its IVAS product it will encounter risks typical of companies that rely on large dollar purchase decisions, including the reluctance of purchasers to commit to major investments in new products and protracted sales cycles, both of which add to the difficulty of predicting future revenues and may result in quarterly fluctuations. The Company's expense levels are based, in part, on its expectations as to future revenues. If revenue levels are below expectations, the Company may be unable or unwilling to reduce expenses proportionately and operating results are likely to be adversely affected. Due to all of the foregoing factors, it is likely that in some future quarter or quarters the Company's operating results will be below the expectations of public market analysts and investors. In such event, the price of the Company's Common Stock will likely be adversely affected.

     The Company recognizes revenues for software license fees upon shipment, net of estimated returns. Customers using the Company's PC products are permitted to return products after delivery for a specified period, generally 60 days. The Company generally has experienced returns of approximately 20% of the PC product sales, and the Company records revenues after a deduction for estimated returns. Any material increase in the Company's return experience could have an adverse effect on its operating results. See "Non-Recurring Charges; Loss in 1997 First Quarter and Expected Loss in Year Ended December 31, 1997."

     Non-Recurring Charges; Loss in 1997 First Quarter and Expected Loss in Year Ended December 31, 1997. In January 1997, the Company completed the merger with SupplyTech, accounted for as a pooling of interests, and incurred a $7.1 million first quarter 1997 charge related to merger related expenses. Additionally, the Company incurred integration costs related to the merger of $4.8 million during the first quarter of 1997. In January 1997, the Company completed the purchase of the $3.0 million Subordinated Convertible Debenture of HNS (the "Debenture") from BellSouth and the remaining equity in HNS from other shareholders for an aggregate of approximately $9.8 million in consideration. The Company incurred integration costs related to the HNS transaction of $1.6 million during the first quarter of 1997. Additionally, the Company incurred a $2.4 million loss on extinguishment of the Debenture related to its acquisition and a $2.7 million charge for in-process product development related to the acquisition of the minority interest of HNS in the first quarter of 1997. As a result of these charges, the Company incurred a net loss for the first quarter of 1997 and expects to incur a net loss for the year ending December 31, 1997. See "Integration of Recent Acquisitions" and "Risks of Potential Future Acquisitions."

     Intense Competition. The electronic commerce, EDI and network services and products businesses are intensely competitive, and the Company has many competitors with substantially greater financial, marketing, personnel and technological resources than the Company. Other companies offer products and services that may be considered by customers to be acceptable alternatives to the Company's products and services. Certain companies also operate private computer networks for transacting business with their trading partners. It is expected that other companies may develop and implement similar computer-to-computer networks, some of which may be "public" networks such as the Company's and others may be "private," providing services only to a specific group of trading partners, thereby reducing the Company's ability to increase sales of its network services. In addition, several companies offer PC-based, UNIX, midrange and mainframe and Internet computer software products which compete with the Company's software products. Advanced operating systems and applications software from Microsoft and other vendors also may offer electronic commerce functions that limit the Company's ability to sell its software products. The Company believes that the continuing acceptance of electronic commerce and EDI will attract new competitors, including software applications and operating systems companies that may bundle electronic commerce solutions with their programs, and alternative technologies that may be more sophisticated and cost effective than the Company's products and services. Competitive companies may offer certain electronic commerce products or services, such as communications software or network transactional services, at no charge or a deeply discounted charge, in order to obtain the sale of other products or services. Since the Company's agreements with its network subscribers are terminable upon 30 days' notice, the Company does not have the contractual right to prevent its customers from changing to a competing network. See "Dependence on New Products; Industry Standards." Competitors that offer products and/or services that compete with various of the Company's products and services include, among others, Advantis Systems, Inc.; AT&T; Computer Associates International, Inc.; EDS; General Electric Information Systems; Premenos Technology Corp.; QuickResponse Services, Inc.; Sterling Commerce, Inc. and a joint venture between British Telecommunications Plc and MCI Communications Corporation; as well as the internal programming staffs of various businesses engaging in electronic commerce.

     Emergence of Electronic Commerce Over the Internet. The Internet provides a potential alternative means of providing electronic commerce to business trading partners. The market for Internet software and services is both emerging and highly competitive, ranging from small companies with limited resources to large companies with substantially greater financial, technical and marketing resources than the Company. In addition to the Company's Internet related products and services, several existing competitors of the Company have introduced their own Internet electronic commerce products and services. Moreover, new competitors, which may include telephone companies and media companies, are likely to increase the provision of business-to-business data transmission services using the Internet. There is no assurance that the Company's TrustedLink Guardian end user software and IVAS, which enable electronic commerce over the Internet, will be accepted in the Internet market or can be competitive with other products based on evolving technologies. If the Internet becomes an accepted method of electronic commerce, the Company could also lose network customers from its VAN which would reduce recurring revenue from network services and have a material adverse effect on the Company.

     The use of the Company's Internet electronic commerce products and services will depend in large part upon the continued development of the infrastructure for providing Internet access and services. Use of the Internet for business-to-business electronic commerce services raises numerous issues that greatly impact the development of this market. These issues include reliability, data security and data integrity, timely transmission, and pricing of products and services. Because global commerce and online exchange of information on the Internet is new and evolving, it is difficult to predict with any assurance whether the Internet will prove to be a viable commercial marketplace. The Internet has experienced, and is expected to continue to experience, substantial growth in the number of users and the amount of traffic. There can be no assurance that the Internet will continue to be able to support the demands placed on it by this continued growth. In addition, the Internet could lose its viability due to delays in the adoption of new standards and protocols to handle increased levels of Internet activity, or due to increased governmental regulation. There can be no assurance that the infrastructure or complementary services necessary to make the Internet a viable commercial marketplace will be developed, or, if developed, that the Internet will become a viable commercial marketplace for products and services such as those offered by the Company. If the necessary infrastructure or complementary services or facilities are not developed, or if the Internet does not become a viable commercial marketplace, the Company's business, operating results or financial condition will be materially adversely affected. See "Dependence on New Products; Industry Standards."

     Risks of Potential Future Acquisitions. The Company's growth has been significantly enhanced through acquisitions of other businesses, products and licenses. There can be no assurance that in the future the Company will be able to identify suitable acquisition candidates available for sale at reasonable prices, consummate any acquisition or successfully integrate any acquired business into the Company's operations. Operational and software integration problems may arise if the Company undertakes future acquisitions of complementary products, technologies or businesses. Future acquisitions may also result in potentially dilutive issuances of equity securities, the incurrence of additional debt, the write-off of in-process product development and capitalized product costs, and the amortization of expenses related to goodwill and other intangible assets, all of which could have a material adverse effect on the Company. Acquisitions involve numerous additional risks, including difficulties in the assimilation of the operations, products and personnel of the acquired company, differing company cultures, the diversion of management's attention from other business concerns, risks of entering markets in which the Company has little or no direct prior experience, and the potential loss of key employees of the acquired company. Customer satisfaction or performance problems at a single acquired firm could have a material adverse impact on the reputation of the Company as a whole. The Company expects to finance any future acquisitions with debt financing, the issuance of equity securities (common or preferred stock) or a combination of the foregoing.
There can be no assurance that the Company will be able to arrange adequate financing on acceptable terms. See "Ability to Manage Growth."

     Dependence on New Products; Industry Standards. The electronic commerce industry is characterized by rapid technological change, frequent new product and service introductions and evolving industry standards. The Company's future success will depend in significant part on its ability to anticipate industry standards, continue to apply advances in electronic commerce product and service technologies, enhance existing products and services and introduce and acquire new products and services on a timely basis to keep pace with technological developments. There can be no assurance that the Company will be successful in developing, acquiring or marketing new or enhanced products or services that respond to technological change or evolving industry standards, that the Company will not experience difficulties that could delay or prevent the successful development, acquisition or marketing of such products or services or that its new or enhanced products and services will adequately meet the requirements of the marketplace and achieve market acceptance. In the past, the Company has experienced delays in the commencement of commercial shipments of new products and enhancements, resulting in delays or losses of product revenues. Such delays or failure in the introduction of new or enhanced products or services, or the failure of such products or services to achieve market acceptance, could have a material adverse effect on the business, results of operations and financial condition of the Company.

     Ability to Manage Growth. The Company has recently experienced significant growth in revenue, operations and personnel as it has made strategic acquisitions, added subscribers to the Harbinger VAN and IVAS and increased the number of licensees of its software products. This growth could continue to place a significant strain on the Company's management and operations, including its sales, marketing, customer support, research and development, finance and administrative operations. Achieving and maintaining profitability during a period of expansion will depend, among other things, on the Company's ability to successfully expand its products, services and markets and to manage its operations and acquisitions effectively. Difficulties in managing growth, including difficulties in obtaining and retaining talented management and product development personnel, especially following an acquisition, could have a material adverse effect on the Company.

     Investment in International Subsidiaries; International Growth and Operations. The Company believes that its continued growth and profitability will require expansion of its international operations through its international subsidiaries, including NTEX Holding, B.V. in the Netherlands and INOVIS GmbH & Co. in Germany as well as the international operations of SupplyTech in the United Kingdom, Italy, Australia and Mexico (the "International Subsidiaries"). This expansion will require financial resources and significant management attention, particularly by certain members of the management of the Company. The Company's ability to successfully expand its business internationally will also depend upon its ability to attract and retain both talented and qualified managerial, technical and sales personnel and electronic commerce services customers outside the United States and its ability to continue to effectively manage its domestic operations while focusing on international expansion. Certain of the International Subsidiaries have experienced operating losses in their recent histories and some have experienced significant operating losses in their recent histories. To the extent that the International Subsidiaries are unable to penetrate international markets in a timely and profitable manner, the Company's growth, if any, in international sales will be limited, and the Company could be materially adversely affected. Moreover, the Company's ability to successfully implement its international strategy may require installation and operation of a value-added network and implementation of its IVAS software in other countries, as well as additional improvements to its infrastructure and management information systems, including its international customer support systems. In addition, there can be no assurance that the Company will be able to maintain or increase international market demand for the Company's products or services. See "Integration of Recent Acquisitions" and "Risks of Potential Future Acquisitions."

     International operations are subject to certain inherent risks, including unexpected changes in regulatory requirements and tariffs, longer payment cycles, increased difficulties in collecting accounts receivable and potentially adverse tax consequences. To the extent international sales are denominated in foreign currencies, gains and losses on the conversion to U.S. dollars of revenues, operating expenses, accounts receivable and accounts payable arising from international operations may contribute to fluctuations in the Company's results of operations. The Company has not entered into any hedging or other arrangements for the purpose of guarding against the risk of currency fluctuation. In addition, sales in Europe and certain other parts of the world typically are adversely affected in the third calendar quarter of each year because many customers reduce their business activities in the summer months.

     Dependence on Key Management and Personnel; Ability to Attract and Retain Qualified Personnel. The Company's success is largely dependent upon its executive officers and key sales and technical personnel, the loss of one or more of whom could have a material adverse effect on the Company. The future success of the Company will depend in large part upon its ability to attract and retain talented and qualified personnel. In particular, the Company believes that it will be important for the Company to hire experienced product development and sales personnel. Competition in the recruitment of highly-qualified personnel in the computer software and electronic commerce industries is intense. The inability of the Company to locate and retain such personnel may have a material adverse effect on the Company. No assurance can be given that the Company can retain its key employees or that it can attract qualified personnel in the future.

     Dependence Upon Major Customer. The Company has an agreement with System Software Associates, Inc. ("SSA") for the distribution and marketing of certain software products of the Company. SSA is to pay the Company royalties representing a percentage of annual net fees generated by SSA from the sale of software licensed from the Company. For the years ended December 31, 1995 and 1996, revenues from SSA represented approximately 3.4% and 9.7%, respectively of the Company's total revenues for such periods after giving effect to the restatement of the financial statements of the Company to reflect the acquisition of SupplyTech. SSA had minimum royalty obligations of $1.4 million in 1995 and $5.7 million in 1996, which accounted for all of the revenues earned by the Company from SSA. There is no minimum royalty obligation after 1996, and the Company expects that revenues from SSA may substantially decline in 1997 and subsequent years as compared to 1996, and that the average collection period related to cash flows derived from royalty revenues earned from SSA in the future will substantially decline. In the event that SSA ceases to perform under its agreement with the Company or fails to generate product sales consistent with 1996 royalty levels, or the agreement with SSA is terminated, the Company may be adversely affected.

     Risks of Product Development. Software products as complex as those offered by the Company may contain undetected errors or failures when first introduced or when new versions are released. If software errors are discovered after introduction, the Company could experience delays or lost revenues during the period required to correct these errors. There can be no assurance that, despite testing by the Company and by current and potential customers, errors will not be found in new products or releases after commencement of commercial shipments, resulting in loss of or delay in market acceptance, additional and unexpected expenses to fund further product development or to add programming personnel to complete a development project, and loss of revenue because of the inability to sell the new product on a timely basis, any one or more of which could have a material adverse effect on the Company.

     Dependence on Data Centers. The network service operations of the Company are dependent upon the ability to protect computer equipment and the information stored in the Company's data centers against damage that may be caused by fire, power loss, telecommunication failures, unauthorized intrusion, computer viruses and disabling devices and other similar events. Notwithstanding precautions the Company has taken, there can be no assurance that a fire or other natural disaster, including national, regional or local telecommunications outages, would not result in a prolonged outage of the Company's network services. In the event of a disaster, and depending on the nature of the disaster, it may take from several hours to several days before the Company's off-site computer system can become operational for all of the Company's customers, and use of the alternative off-site computer would result in substantial additional cost to the Company. In the event that an outage of the Company's network extends for more than several hours, the Company will experience a reduction in revenues by reason of such outage. In the event that such outage extends for one or more days, the Company could potentially lose many of its customers, which may have a material adverse effect on the Company.

     Dependence upon Certain Licenses. The Company relies on certain technology that it licenses from third parties and other products that are integrated with internally developed software and used in the Company's products to perform key functions or to add important features. There can be no assurance that the Company will be successful in negotiating third-party technology licenses on suitable terms or that such licenses will not be terminated in the future. Moreover, any delay or product problems experienced by such third party suppliers could result in delays in introduction of the Company's products and services until equivalent technology, if available, is identified, licensed and integrated, which could have a material adverse effect on the Company's business, operating results and financial condition.

     Limited Protection of Proprietary Technology; Risks of Infringement. The Company relies primarily on a combination of copyright, patent and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect its proprietary rights. The Company seeks to protect its software, documentation and other written materials principally under trade secret and copyright laws, which afford only limited protection. The Company presently has one patent for an electronic document interchange test facility and a patent application pending for an EDI communication system. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary. There can be no assurance that the Company's means of protecting its proprietary rights will be adequate or that the Company's competitors will not independently develop similar technology. In distributing many of its products, the Company relies primarily on "shrink wrap" licenses that are not signed by licensees and, therefore, may be unenforceable under the laws of certain jurisdictions. In addition, the Company has licensed it products to users and distributors in other countries, and the laws of some foreign countries do not protect the Company's proprietary rights to as great an extent as the laws of the United States. The Company does not believe that any of its products infringe the proprietary rights of third parties. There can be no assurance, however, that third parties will not claim infringement by the Company with respect to current or future products, and the Company has agreed to indemnify many of its customers against such claims. The Company expects that software product developers will increasingly be subject to infringement claims as the number of products and competitors in electronic commerce grows and the functionality of products in different industry segments overlaps. Any such claims, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays or require the Company to enter into royalty or licensing agreements and indemnify its customers against resulting liability, if any. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company or at all, which could have a material adverse effect on the Company.

     Government Regulatory and Industrial Policy Risks. The Company's network services are transmitted to its customers over dedicated and public telephone lines. These lines are governed by Federal and state regulations establishing the rates, terms and conditions for their use. Changes in the legislative and regulatory environment relating to online services, EDI or the Internet access industry, including regulatory or legislative changes which directly or indirectly affect telecommunication costs, restrict content or increase the likelihood of competition from regional telephone companies or others, could have an adverse effect on the Company's business. The Telecommunications Act of 1996 ("Act") amended the federal telecommunications laws by lifting restrictions on regional telephone companies and others competing with the Company and imposed certain restrictions regarding obscene and indecent content communicated to minors over the Internet or through interactive computer services. The Act set in motion certain events that will lead to the elimination of restrictions on regional telephone companies providing transport between defined geographic boundaries associated with the provision of their own information services. This will enable regional telephone companies to more readily compete with the Company by packaging information service offerings with other services and providing them on a wider geographic scale. Additionally, the Act imposes fines and other criminal liability on any entity that knowingly uses a telecommunications device or interactive computer service to send or display indecent material to minors or intentionally permit any telecommunications facility under such entity's control to be used for such a purpose. The Act provides a defense for persons providing Internet or on-line access, such as the Company, so long as the access is to sites or networks not under the access provider's control. Litigation has been filed in U.S. federal court challenging the constitutionality of certain provisions of the Act. Preliminary injunctions have been issued by a federal court enjoining the U.S. Attorney General from enforcing the Act's "indecency" prohibition. These cases are currently on appeal to the U.S. Supreme Court. The ability and likelihood of state regulators and/or the FCC, or the governments of foreign countries, to impose regulations on the Internet is unclear. At present the Internet is treated by the FCC as an unregulated enhanced service, but the FCC is currently considering whether to regulate certain aspects of the Internet. Also, some countries such as Germany have adopted laws regulating aspects of the Internet, and there are a number of bills currently being considered in the United States at the federal and state levels involving encryption and digital signatures, all of which may impact the Company. The Company cannot predict the impact, if any, that the Act and future court opinions, legislation, regulations or regulatory changes in the United States or other countries may have on its business. Management believes that the Company is in compliance with all material applicable regulations.

     Anti-Takeover Provisions. The Board of Directors has authority to issue up to 20,000,000 shares of preferred stock and to fix the rights, preferences, privileges and restrictions, including voting rights, of the preferred stock without further vote or action by the Company's shareholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. While the Company has no present intention to issue additional shares of preferred stock, such issuance, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. In addition, the Company's Amended and Restated Articles of Incorporation and Bylaws contain provisions that may discourage proposals or bids to acquire the Company. This could limit the price that certain investors might be willing to pay in the future for shares of Common Stock. The Company's Amended and Restated Articles of Incorporation provide for a classified Board of Directors with three-year, staggered terms for its members. The classification of the Board of Directors could have the effect of making it more difficult for a third party to acquire control of the Company.

                                USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of the Shares. All of the proceeds from the sale of the Shares will be received by the Selling Shareholders.

                              SELLING SHAREHOLDERS

     The following table sets forth certain information regarding beneficial ownership of the Company's Shares by the Selling Shareholders at June 17, 1997.


                                        Shares Beneficially                     Shares Beneficially
                                     ----------------------------             --------------------------
         Name of Selling              Owned Prior to Offering(2)   Number of   Owned After Offering(2)
         Shareholders(1)                Number         Percent      Offered      Number       Percent
----------------------------------   -------------  -------------  ---------  ------------  ------------
A. Gail Jackson...................      1,041,552           5.4%    133,000       908,552          4.9%
Jerry Steward.....................        136,947              *     37,000        99,947             *
Endeavor Capital Management, LLC..        179,949              *     65,000       114,949             *
BellSouth Telecommunications, Inc.        242,287           1.3%     65,000       177,287             *
                                     -------------  -------------  ---------  ------------  ------------
Total Selling Shareholders........      1,600,735           8.3%    300,000     1,300,735          6.7%

*    Less than 1% of the issued and outstanding shares of the Common Stock.
(1) Ms. Jackson is Senior Vice President of Harbinger and prior to its merger with the Company, was the President and a shareholder of SupplyTech, Inc. Endeavor Capital Management, LLC served as a financial advisor to SupplyTech, Inc. in connection with the Company's merger with SupplyTech and provides consulting services to the Company. Otherwise, the Selling Shareholders have no material relationship with the Company.
(2) Based on 19,292,204 shares of Common Stock outstanding as of June 17, 1997. In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of Common Stock if such person has or shares voting power or investment power with respect to such security, or has the right to acquire beneficial ownership at any time within 60 days from June 30, 1997. As used herein, "voting power" is the power to vote or direct the voting of shares and "investment power" is the power to dispose or direct the disposition of shares.

                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby and the issuance thereof will be passed upon for the Company by Morris, Manning & Martin, L.L.P., Atlanta, Georgia.

                                    EXPERTS

     The consolidated financial statements and financial statement schedule of the Company as of December 31, 1996 and 1995, and for each of the years in the two-year period ended December 31, 1996, have been incorporated by reference herein and in the registration statement from the Company's Current Report on Form 8-K filed on July 1, 1997 in reliance upon the reports of KPMG Peat
Marwick LLP, independent certified public accountants, incorporated by reference herein and in the registration statement and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP expressed reliance on the report of other auditors as it relates to the amounts included for SupplyTech, Inc. and SupplyTech International, LLC for 1995.

     The financial statements of Harbinger NET Services, LLC as of December 31, 1996 and 1995 and for the periods ended December 31, 1996 and 1995 have been incorporated by reference herein and in the registration statement from the Company's Current Report on Form 8-K/A Amendment No. 1 filed on March 14, 1997 in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein and in the registration statement and upon the authority of said firm or experts in accounting and auditing.

     The combined financial statements of SupplyTech, Inc. and SupplyTech International, LLC as of December 31, 1996 and for the year then ended have been incorporated by reference herein and in the registration statement from the Company's Current Report on Form 8-K/A Amendment No. 1 filed on March 18, 1997 in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein and in the registration statement and upon the authority of said firm as experts in accounting and auditing.

     The financial statements and schedule of the Company for the year ended December 31, 1994, which have been incorporated by reference herein and in the registration statement from the Company's Current Report on Form 8-K filed on July 1, 1997 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein and in the registration statement in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

     The combined financial statements of SupplyTech, Inc. and SupplyTech International, LLC as of December 31, 1995 and for each of the years in the two-year period ended December 31, 1995 have been incorporated by reference herein and in the registration statement from the Company's Current Report on Form 8-K/A Amendment No. 1 filed on March 18, 1997 and from the Company's Current Report on Form 8-K filed on July 1, 1997 in reliance upon the report of Ciulla, Smith & Dale, LLP, independent certified public accountants, incorporated by reference herein and in the registration statement and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of NTEX Holding B.V. as of December 31, 1995 and for the year then ended, have been incorporated by reference herein and in the registration statement from the Company's Current Report on Form 8-K/A Amendment No. 1 filed on June 17, 1996 in reliance upon the report of Moret Ernst & Young Accountants, independent certified public accountants, incorporated by reference herein and in the registration statement and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of INOVIS GmbH & Co. computergestuzte Informationssysteme as of December 31, 1995, and for the year then ended have been incorporated by reference herein and in the registration statement from the Company's Current Report of Form 8-K/A Amendment No. 1 filed on July 1, 1996 in reliance upon the report of KPMG Deutsche Treuhand-Gesellschaft AG, independent certified public accountants, incorporated by reference herein and in the registration statement and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Harbinger N.V. and subsidiaries as of December 31, 1995, 1994, and 1993, and for the two years ended December 31, 1995, and 1994, and the one month ended December 31, 1993, have been incorporated by reference herein and in the registration statement from the Company's Current Report on Form 8-K/A Amendment No. 1 filed on July 2, 1996 in reliance upon the report of KPMG Accountants N.V., independent certified public accountants, incorporated by reference herein and in the registration statement and upon the authority of said firm as experts in accounting and auditing.

     The statement of operations of EDI (formerly a business unit of Texas Instruments, Incorporated) for the year ended December 31, 1994, incorporated by reference in this Prospectus and registration statement, has been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included in the Company's registration statement (Form S-1, No. 33-93804).
Such financial statements have been incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     The Company's Amended and Restated Bylaws authorize the Company to indemnify any present or former director, officer, employee, or agent of the Company, or a person serving in a similar post in another organization at the request of the Company, against expenses, judgments, fines, and amounts paid in settlement incurred by him in connection with any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, to the fullest extent not prohibited by the Georgia Business Corporation Code, public policy or other applicable law. The Georgia Business Corporation Code authorizes a corporation to indemnify its directors, officers, employees, or agents in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including provisions permitting advances for expenses incurred) arising under the 1933 Act.

     Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers, or persons controlling the registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN SO AUTHORIZED BY THE COMPANY OR ANY SELLING SHAREHOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE ANY OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION TO WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.


                               __________________


                               TABLE OF CONTENTS

Available Information ...................
Incorporation of Certain Information
   by Reference .........................
The  Company ............................
Risk Factors ............................
Use of Proceeds .........................
Selling Shareholders ....................
Legal Matters ...........................
Experts. ........................
Disclosure of Commission Position on
Indemnification for Securities Act
   Liabilities ..........................


                               __________________





                                 300,000 SHARES


                                    [LOGO]



                                  COMMON STOCK

                               ($.0001 PAR VALUE)



                                ________________

                                   PROSPECTUS

                                ________________




                                 July ___, 1997

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The expenses relating to the registration of Shares will be borne by the Company. Such expenses are estimated to be as follows:


Securities and Exchange Commission registration fee          $2,591
Accountants' fees and expenses.....................          12,000
Legal fees and expenses............................           5,000
Miscellaneous......................................           5,409
                                                      --------------
Total Expenses.....................................         $25,000

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Georgia Business Corporation Code permits a corporation to eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for breach of duty of care of other duty as a director, provided that no provision shall eliminate or limit the liability of a director: (A) for an appropriation, in violation of his duties, of any business opportunity of the corporation; (B) for acts or omissions which involve intentional misconduct or a knowing violation of law; (C) for unlawful corporate distributions; or (D) for any transaction from which the director received an improper personal benefit. This provision pertains only to breaches of duty by directors in their capacity as directors (and not in any other corporate capacity, such as officers) and limits liability only for breaches of fiduciary duties under Georgia corporate law (and not for violation of other laws, such as the federal securities laws). The Company's Amended and Restated Articles of Incorporation (the "Restated Articles") exonerate the Company's directors from monetary liability to the extent permitted by this statutory provision.

     The Company's Restated Articles and Amended and Restated Bylaws (the "Restated Bylaws") also provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action by or in the right of the Company), by reason of the fact that such person is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including reasonable attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company (and with respect to any criminal action or proceeding, if such person had no reasonable cause to believe such person's conduct was unlawful), to the maximum extent permitted by, and in the manner provided by, the Georgia Business Corporation Code.

     Notwithstanding any provisions of the Company's Restated Articles and Bylaws to the contrary, the Georgia Business Corporation Code provides that the Company shall not indemnify a director or officer for any liability incurred in a proceeding in which the director is adjudged liable to the Company or is subjected to injunctive relief in favor of the Company: (1) for any appropriation, in violation of his duties, of any business opportunity of the Company; (2) for acts or omissions which involve intentional misconduct or a knowing violation of law; (3) for unlawful corporate distributions; or (4) for any transaction from which the director or officer received an improper personal benefit.

The officers and directors of the Company are entitled to indemnification by the Selling Shareholders against any cause of action, loss, claim, damage or liability to the extent it arises out of or is based upon the failure of the Selling Shareholders (or his donees, legatees, or pledgees) and each underwriter to comply with the Prospectus delivery requirements under the federal securities laws or any applicable state securities laws or upon any untrue statement or alleged untrue statement or omission or alleged omission made in this Registration Statement and the Prospectus contained herein, as the same shall be amended or supplemented, made in reliance upon or in conformity with written information furnished to the Company by such Selling Shareholder or such underwriter.

ITEM 16.                        LIST OF EXHIBITS.

    The following exhibits are filed as part of, or are incorporated by reference into, this report on Form S-3:



EXHIBIT
NUMBER                                 DESCRIPTION

  2.1    Share Purchase Agreement effective as of March 31, 1996 among F.J.
         Nederlof B.V., H.W.I. Bol, Arthur Nederlof B.V. (the "NTEX
         Shareholders") and the Company (incorporated by reference to Exhibit
         2(a) filed with the Company's Current Report on Form 8-K dated April
         18, 1996).

  2.2    Share Purchase Agreement effective as of March 31, 1996 among Jakob
         Karszt, Helmut Grimm, Hans Rauh, Nikolai Preis, Ulrich Rehn, Eugen
         Volbers, Jurgen M. Diet, Wolffried Stucky and Jorg Blum (the "INOVIS
         Shareholders") and the Company (incorporated by reference to Exhibit
         2(a) filed with the Company's Current Report on Form 8-K dated May 2,
         1996).

  2.3    Debenture Purchase Agreement effective as of January 1, 1997 between
         BellSouth Telecommunications, Inc. and the Company (incorporated by reference to Exhibit 2.1 filed with the Company's Current Report on Form 8-K dated January 15, 1997).

  2.4    Merger Agreement dated January 3, 1997 among SupplyTech, Inc.,
         Harbinger Acquisition Corporation II and the Company (incorporated by reference to Exhibit 2.1 filed with the Company's Current Report on Form 8-K dated January 16, 1997).

  2.5    Agreement and Plan of Reorganization between and among Vulcan Ventures,
         Inc., AXA Equity & Law Life Assurance Society, Ltd. (the "HNV
         Shareholders"), Harbinger N.V. and the Company effective as of March
         29, 1996 (incorporated by reference to Exhibit 2(a) filed with the Company's Current Report on Form 8-K dated May 3, 1996).

  4.1    Provisions of the Amended and Restated Articles of Incorporation and
         Amended and Restated Bylaws of the Company defining rights of the holders of the Common Stock (incorporated by reference to Exhibits 3.1 through 3.4 to the Company's Registration Statement on Form S-1 (File
         No. 33-93804) declared effective on August 22, 1995).

  4.2 Specimen Stock Certificate (incorporated by reference to Exhibit 4.3 to the Company's Registration Statement on Form S-1 (File 33-93804)).

  4.3 Form of Registration Rights Agreement effective March 31, 1996 between the Company and each of the NTEX Shareholders (incorporated by reference to Exhibit 2(a) filed with the Company's Current Report on Form 8-K dated April 18, 1996).


    4.4 Form of Registration Rights Agreement effective March 29, 1996 between each of the Harbinger N.V. Shareholders and the Company (incorporated by reference to Exhibit 2(a) filed with the Company's Current Report on Form 8-K dated May 3, 1996).

    4.5  Form of Warrant issued to former Harbinger N.V. Shareholders on  July
         18, 1996   (incorporated by reference to Exhibit 4.5 to the Company's
         Annual Report on Form 10-K for the year ended December 31, 1996).

    4.6 Registration Rights Agreement among the former shareholders of SupplyTech, Inc. and the Company effective January 3, 1997
         (incorporated by reference to Exhibit 4.1 filed with the Company's
         Current Report on Form 8-K dated January 16, 1997).

    4.7  Form of Warrant issued to former INOVIS Shareholders on April 19, 1996
         (incorporated by reference to Exhibit 2(a) filed with the Company's
         Current Report on Form 8-K dated July 1, 1996).

    4.8 Form of Registration Rights Agreement effective March 31, 1996 between each of the former INOVIS Shareholders and the Company (incorporated by reference to Exhibit 2(a) filed with the Company's Current Report on Form 8-K dated July 1, 1996).

    5.1 Opinion of Morris, Manning & Martin, L.L.P. at to the legality of the securities being registered.

   10.1 Promissory Note for $10,000,000 payable by the Company to NationsBank of Georgia, N.A. dated April 16, 1997.

   10.2  Loan Agreement between the Company and NationsBank of Georgia, N.A.
         dated as of August 15, 1994, with First Amendment dated as of May 2, 1995 (incorporated by reference to Exhibit 10.13 filed to the Company's
         Registration Statement on Form S-1 (File 33-93804) declared effective on August 22, 1995).

   10.3  Second Amendment to Loan Agreement between the Company and NationsBank,
         National Association (South) dated April 16, 1997.

   10.4 Employment Agreement between the Company and Mr. James M. Travers effective as of February 1, 1995 with letter from the Company to Mr.
         Travers dated December 27, 1994 (incorporated by reference to Exhibit
         10.14 filed to the Company's Registration Statement on Form S-1 (File
         33-93804) declared effective on August 22, 1995).

   10.5 Employment Agreement between the Company and Mr. James C. Davis effective as of January 18, 1995 (incorporated by reference to Exhibit
         10.15 filed to the Company's Registration Statement on Form S-1 (File
         33-93804) declared effective on August 22, 1995).

   10.6  Assignment of Invention and Patents Thereon (Patent 5,367,664) by Texas
         Instruments, Incorporated (''TI'') to the Company dated January 12,
         1995 as recorded with United States Patent and Trademark Office on
         March 13, 1995 (incorporated by reference to Exhibit 10.16 filed to the Company's Registration Statement on Form S-1 (File 33-93804) declared effective on August 22, 1995).


   10.7 U.S. Patent 5,367,664 issued November 22, 1994 (incorporated by reference to Exhibit 10.17 filed to the Company's Registration
         Statement on Form S-1 (File 33-93804) declared effective on August 22,
         1995).

   10.8  Assignment of Invention and Patents Thereon (Application 07/502,955) by
         TI to the Company dated January 12, 1995 as recorded with United States
         Patent and Trademark Office on March 13, 1995 (incorporated by reference to Exhibit 10.18 filed to the Company's Registration
         Statement on Form S-1 (File 33-93804) declared effective on August 22,
         1995).

   10.9 Asset Purchase Agreement between the Company and TI dated as of December 31, 1994 (incorporated by reference to Exhibit 10.19 filed to the Company's Registration Statement on Form S-1 (File 33-93804) declared effective on August 22, 1995).

  10.10 Employment Agreement between the Company and Mr. David A. Meeker effective as of December 21, 1994 (incorporated by reference to Exhibit
         10.21 filed to the Company's Registration Statement on Form S-1 (File
         33-93804) declared effective on August 22, 1995).

  10.11 401(k) Profit Sharing Plan amended and restated effective as of September 1, 1994; original effective date October 1, 1991
         (incorporated by reference to Exhibit 10.24 filed to the Company's
         Registration Statement on Form S-1 (File 33-93804) declared effective on August 22, 1995).

  10.12 Employment Agreement between the Company and Mr. C. Tycho Howle effective as of March 4, 1997 (incorporated by reference to Exhibit
         10.11 to the Company's Annual Report on Form 10-K for the year ended
         December 31, 1996).

  10.13 Employment Agreement between the Company and Mr. Joel G. Katz effective as of March 7, 1994 (incorporated by reference to Exhibit 10.26 filed to the Company's Registration Statement on Form S-1 (File 33-93804) declared effective on August 22, 1995).

  10.14 Employment Agreement between the Company and Mr. David T. Leach effective as of March 7, 1994 (incorporated by reference to Exhibit
         10.27 filed to the Company's Registration Statement on Form S-1 (File
         33-93804) declared effective on August 22, 1995).

  10.15  License and Service Agreement between the Company and Bank of America
         National Trust and Savings Association dated as of February 18, 1994
         (incorporated by reference to Exhibit 10.29 filed to the Company's
         Registration Statement on Form S-1 (File 33-93804) declared effective on August 22, 1995).

  10.16 Amended and Restated 1993 Stock Option Plan for Nonemployee Directors effective as of August 11, 1993 (incorporated by reference to Exhibit
         10.33 filed to the Company's Registration Statement on Form S-1 (File
         33-93804) declared effective on August 22, 1995).

  10.17  Third Amendment to Amended and Restated 1993 Stock Option Plan for
         Nonemployee Directors (incorporated by reference to Exhibit 10.17 to the Company's Annual Report on Form 10-K for the year ended December
         31, 1996).


  10.18  Co-Marketing Agreement between the Company and Sprint Communications
         Company Limited Partnership of Delaware made as of August 9, 1993
         (incorporated by reference to Exhibit 10.34 filed to the Company's
         Registration Statement on Form S-1 (File 33-93804) declared effective on August 22, 1995).

  10.19 Lease between the Company and Lenox Park Development 1 L.P. for office located at 1055 Lenox Park Boulevard, Atlanta, Georgia dated July 16,
         1992 with First Amendment dated July 22, 1993 and Second Amendment dated December 27, 1993 (incorporated by reference to Exhibit 10.38 filed to the Company's Registration Statement on Form S-1 (File
         33-93804) declared effective on August 22, 1995).

  10.20  Amended and Restated 1989 Stock Option Plan effective as of April 15,
         1992 (incorporated by reference to Exhibit 10.39 filed to the Company's
         Registration Statement on Form S-1 (File 33-93804) declared effective on August 22, 1995).

  10.21+ Harbinger Business Financial Management System License Agreement between the Company as assignee of Harbinger Computer Services, Inc.
         and Barnett Banks, Inc. dated November 18, 1991 with amendment dated
         May 21, 1992 (incorporated by reference to Exhibit 10.40 filed to the Company's Registration Statement on Form S-1 (File 33-93804) declared effective on August 22, 1995).

  10.22  Software License and Distribution Agreement between the Company and
         Sprint International Communications Corporation (''Sprint'') effective
         July 27, 1990 with First Amendment effective as of May 24, 1993
         (incorporated by reference to Exhibit 10.41 filed to the Company's
         Registration Statement on Form S-1 (File 33-93804) declared effective on August 22, 1995).

  10.23 Reseller Agreement (now known as Service Management Agreement) between the Company and Sprint effective July 27, 1990 with First Amendment effective as of May 1, 1991, Second Amendment effective as of May 1,
         1992, and Third Amendment dated July 1, 1994 (incorporated by reference to Exhibit 10.42 filed to the Company's Registration Statement on Form
         S-1 (File 33-93804) declared effective on August 22, 1995).

  10.24  Form of Indemnification Agreement between the Company and Directors
         (incorporated by reference to Exhibit 10.43 filed to the Company's
         Registration Statement on Form S-1 (File 33-93804) declared effective on August 22, 1995).

  10.25 Harbinger Corporation 1996 Stock Option Plan (incorporated by reference to Exhibit 10.48 to the Company's Annual Report on Form 10-K for the year ended December 31, 1995).

  10.26  First Amendment to Harbinger Corporation 1996 Stock Option Plan.
         (incorporated by reference to Exhibit 10.26 to the Company's Annual
         Report on Form 10-K for the year ended December 31, 1996).

  10.27  Amended and Restated Harbinger Corporation Employee Stock Purchase Plan
         (incorporated by reference to Exhibit 10.49 to the Company's Annual
         Report on Form 10-K for the year ended December 31, 1995).

  10.28  First Amendment to Harbinger Corporation Employee Stock Purchase Plan.
         (incorporated by reference to Exhibit 10.28 to the Company's Annual
         Report on Form 10-K for the year ended December 31, 1996).

  10.29  First Amendment to Harbinger Corporation Amended and Restated 1989
         Stock Option Plan (incorporated by reference to Exhibit 10.50 to the
         Company's Annual Report on Form 10-K for the year ended December 31,
         1995).

  10.30  Alliance Agreement dated July 21, 1995 between Systems Software
         Associates, Inc. and the Company (incorporated by reference to Exhibit
         10.47 to the Company's Registration Statement on Form S-1 (File No.
         33-93804)).

  10.31  First Amendment to Alliance Agreement between System Software
         Associates, Inc. and Harbinger Corporation (incorporated by reference to Exhibit 10.51 to the Company's Annual Report on Form 10-K for the year ended December 31, 1995).

  10.32 Employment Agreement between the Company and Mr. Theodore C. Annis effective January 3, 1997 (incorporated by reference to Exhibit 99.2 filed with the Company's Current Report on Form 8-K/A dated March 17,
         1997).

  10.33 Employment Agreement between the Company and Ms. A. Gail Jackson effective January 3, 1997 (incorporated by reference to Exhibit 99.3 filed with the Company's Current Report on Form 8-K/A dated March 17,
         1997).

   23.1  Consents of KPMG Peat Marwick LLP.

   23.2  Consent of Arthur Andersen LLP.

   23.3  Consent of Ciulla, Smith & Dale, LLP.

   23.4  Consent of Moret Ernst & Young Accountants.

   23.5  Consent of KPMG Deutsche Treuhand-Gesellschaft AG.

   23.6  Consent of KPMG Accountants N.V.

   23.7  Consent of Ernst & Young LLP.

   23.8  Consent of Morris Manning & Martin, L.L.P. (included in Exhibit 5).

   24.1  Power of Attorney (include at Page II-8 of this Registration Statement).

+ The Company has received confidential treatment with respect to portions of these Exhibits.

ITEM 17.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement.

     (i) To include in any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the Prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) For purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia on the 27th day of June, 1997.

                                 HARBINGER CORPORATION

                                 By: /s/ David T. Leach
                                     __________________________________________
                                     David T. Leach,
                                     Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints C. Tycho Howle, David T. Leach and/or Joel G. Katz, jointly and severally, as his true and lawful attorneys-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign a Registration Statement relating to the registration of shares of common stock on Form S-3 and to sign any and all amendments (including post effective amendments) to the Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing required or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute, could lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


/s/ C. Tycho Howle     Chairman of the Board of Directors          June 27, 1997
---------------------
C. Tycho Howle


/s/ David T. Leach     Chief Executive Officer                     June 27, 1997
---------------------  and Director
David T. Leach         (Principal Executive Officer)


/s/ James C. Davis     President, Chief Operating Officer          June 27, 1997
---------------------  and Director
James C. Davis


/s/ Joel G. Katz       Chief Financial Officer and Secretary       June 27, 1997
---------------------  (Principal Financial Officer and Principal
Joel G. Katz           Accounting Officer)


/s/ William D. Savoy   Director                                    June 27, 1997
---------------------
William D. Savoy


/s/ William B. King    Director                                    June 27, 1997
---------------------
William B. King


/s/ Stuart L. Bell     Director                                    June 27, 1997
---------------------
Stuart L. Bell


/s/ Benn R. Konsynski  Director                                    June 27, 1997
---------------------
Benn R. Konsynski


/s/ Klaus Neugebauer   Director                                    June 27, 1997
---------------------
Klaus Neugebauer


/s/ Ad Nederlof        Director                                    June 27, 1997
---------------------
Ad Nederlof

                                 EXHIBIT INDEX

The following exhibits are filed with or incorporated by reference into this Registration Statement pursuant to Item 601 of Regulation S-K:


EXHIBIT                                                      SEQUENTIAL PAGE
NUMBER                      DESCRIPTION                          NUMBER
  2.1    Share Purchase Agreement effective as of March            N/A
         31, 1996 among F.J. Nederlof B.V., H.W.I. Bol,
         Arthur Nederlof B.V. (the "NTEX Shareholders")
         and the Company (incorporated by reference to
         Exhibit 2(a) filed with the Company's Current
         Report on Form 8-K dated April 18, 1996).

  2.2    Share Purchase Agreement effective as of March            N/A
         31, 1996 among Jakob Karszt, Helmut Grimm, Hans
         Rauh, Nikolai Preis, Ulrich Rehn, Eugen Volbers,
         Jurgen M. Diet, Wolffried Stucky and Jorg Blum
         (the "INOVIS Shareholders") and the Company
         (incorporated by reference to Exhibit 2(a) filed
         with the Company's Current Report on Form 8-K
         dated May 2, 1996).

  2.3    Debenture Purchase Agreement effective as of              N/A
         January 1, 1997 between BellSouth
         Telecommunications, Inc. and the Company
         (incorporated by reference to Exhibit 2.1 filed
         with the Company's Current Report on Form 8-K
         dated January 15, 1997).

  2.4    Merger Agreement dated January 3, 1997 among              N/A
         SupplyTech, Inc., Harbinger Acquisition
         Corporation II and the Company (incorporated by
         reference to Exhibit 2.1 filed with the Company's
         Current Report on Form 8-K dated January 16,
         1997).

  2.5    Agreement and Plan of Reorganization between and          N/A
         among Vulcan Ventures, Inc., AXA Equity & Law
         Life Assurance Society, Ltd. (the "HNV
         Shareholders"), Harbinger N.V. and the Company
         effective as of March 29, 1996 (incorporated by
         reference to Exhibit 2(a) filed with the
         Company's Current Report on Form 8-K dated May 3,
         1996).

  3.1    Amended and Restated Articles of Incorporation of         N/A
         the Company (incorporated by reference to Exhibit
         3.1 to the Company's Registration Statement on
         Form S-1 (File 33-93804) declared effective on
         August 22, 1995).

  3.2    Amended and Restated Bylaws of the Company                N/A
         (incorporated by reference to Exhibit 3.2 to the
         Company's Annual Report on Form 10-K for the year
         ended December 31, 1996).

  4.1    Provisions of the Amended and Restated Articles           N/A
         of Incorporation and Amended and Restated Bylaws
         of the Company defining rights of the holders of
         the Common Stock (incorporated by reference to
         Exhibits 3.1 through 3.4 to the Company's
         Registration Statement on Form S-1 (File No.
         33-93804) declared effective on August 22, 1995).



  4.2    Specimen Stock Certificate (incorporated by               N/A
         reference to Exhibit 4.3 to the Company's
         Registration Statement on Form S-1 (File
         33-93804)).

  4.3    Form of Registration Rights Agreement effective           N/A
         March 31, 1996 between the Company and each of
         the NTEX Shareholders (incorporated by reference
         to Exhibit 2(a) filed with the Company's Current
         Report on Form 8-K dated April 18, 1996).

  4.4    Form of Registration Rights Agreement effective           N/A
         March 29, 1996 between each of the Harbinger N.V.
         Shareholders and the Company (incorporated by
         reference to Exhibit 2(a) filed with the
         Company's Current Report on Form 8-K dated May 3,
         1996).

  4.5    Form of Warrant issued to former Harbinger N.V.           N/A
         Shareholders on  July 18, 1996   (incorporated by
         reference to Exhibit 4.5 to the Company's Annual
         Report on Form 10-K for the year ended December
         31, 1996).

  4.6    Registration Rights Agreement among the former            N/A
         shareholders of SupplyTech, Inc. and the Company
         effective January 3, 1997 (incorporated by
         reference to Exhibit 4.1 filed with the Company's
         Current Report on Form 8-K dated January 16,
         1997).

    4.7  Form of Warrant issued to former INOVIS                   N/A
         Shareholders on April 19, 1996 (incorporated by
         reference to Exhibit 2(a) filed with the
         Company's Current Report on Form 8-K dated July
         1, 1996).

    4.8  Form of Registration Rights Agreement effective           N/A
         March 31, 1996 between each of the former INOVIS
         Shareholders and the Company (incorporated by
         reference to Exhibit 2(a) filed with the
         Company's Current Report on Form 8-K dated July
         1, 1996).

    5.1 Opinion of Morris, Manning & Martin, L.L.P. at to the legality of the securities being registered.

   10.1 Promissory Note for $10,000,000 payable by the Company to NationsBank of Georgia, N.A. dated
         April 16, 1997.

   10.2  Loan Agreement between the Company and                    N/A
         NationsBank of Georgia, N.A. dated as of August
         15, 1994 with First Amendment dated as of May 2,
         1995 (incorporated by reference to Exhibit 10.13
         filed to the Company's Registration Statement on
         Form S-1 (File 33-93804) declared effective on
         August 22, 1995).

   10.3  Second Amendment to Loan Agreement between the
         Company and NationsBank, National Association
         (South) dated April 16, 1997.



   10.4  Employment Agreement between the Company and Mr.          N/A
         James M. Travers effective as of February 1, 1995
         with letter from the Company to Mr. Travers dated
         December 27, 1994 (incorporated by reference to
         Exhibit 10.14 filed to the Company's Registration
         Statement on Form S-1 (File 33-93804) declared
         effective on August 22, 1995).

   10.5  Employment Agreement between the Company and Mr.          N/A
         James C. Davis effective as of January 18, 1995
         (incorporated by reference to Exhibit 10.15 filed
         to the Company's Registration Statement on Form
         S-1 (File 33-93804) declared effective on August
         22, 1995).

   10.6  Assignment of Invention and Patents Thereon               N/A
         (Patent 5,367,664) by Texas Instruments,
         Incorporated ("TI") to the Company dated
         January 12, 1995 as recorded with United States
         Patent and Trademark Office on March 13, 1995
         (incorporated by reference to Exhibit 10.16 filed
         to the Company's Registration Statement on Form
         S-1 (File 33-93804) declared effective on August
         22, 1995).

   10.7  U.S. Patent 5,367,664 issued November 22, 1994            N/A
         (incorporated by reference to Exhibit 10.17 filed
         to the Company's Registration Statement on Form
         S-1 (File 33-93804) declared effective on August
         22, 1995).

   10.8  Assignment of Invention and Patents Thereon               N/A
         (Application 07/502,955) by TI to the Company
         dated January 12, 1995 as recorded with United
         States Patent and Trademark Office on March 13,
         1995 (incorporated by reference to Exhibit 10.18
         filed to the Company's Registration Statement on
         Form S-1 (File 33-93804) declared effective on
         August 22, 1995).

   10.9  Asset Purchase Agreement between the Company and          N/A
         TI dated as of December 31, 1994 (incorporated by
         reference to Exhibit 10.19 filed to the Company's
         Registration Statement on Form S-1 (File
         33-93804) declared effective on August 22, 1995).

  10.10  Employment Agreement between the Company and Mr.          N/A
         David A. Meeker effective as of December 21, 1994
         (incorporated by reference to Exhibit 10.21 filed
         to the Company's Registration Statement on Form
         S-1 (File 33-93804) declared effective on August
         22, 1995).

  10.11  401(k) Profit Sharing Plan amended and restated           N/A
         effective as of September 1, 1994; original
         effective date October 1, 1991 (incorporated by
         reference to Exhibit 10.24 filed to the Company's
         Registration Statement on Form S-1 (File
         33-93804) declared effective on August 22, 1995).

  10.12  Employment Agreement between the Company and Mr.          N/A
         C. Tycho Howle effective as of March 4, 1997
         (incorporated by reference to Exhibit 10.11 to
         the Company's Annual Report on Form 10-K for the
         year ended December 31, 1996).



  10.13  Employment Agreement between the Company and Mr.          N/A
         Joel G. Katz effective as of March 7, 1994
         (incorporated by reference to Exhibit 10.26 filed
         to the Company's Registration Statement on Form
         S-1 (File 33-93804) declared effective on August
         22, 1995).

  10.14  Employment Agreement between the Company and Mr.          N/A
         David T. Leach effective as of March 7, 1994
         (incorporated by reference to Exhibit 10.27 filed
         to the Company's Registration Statement on Form
         S-1 (File 33-93804) declared effective on August
         22, 1995).

 10.15+  License and Service Agreement between the Company         N/A
         and Bank of America National Trust and Savings
         Association dated as of February 18, 1994
         (incorporated by reference to Exhibit 10.29 filed
         to the Company's Registration Statement on Form
         S-1 (File 33-93804) declared effective on August
         22, 1995).

  10.16  Amended and Restated 1993 Stock Option Plan for           N/A
         Nonemployee Directors effective as of August 11,
         1993 (incorporated by reference to Exhibit 10.33
         filed to the Company's Registration Statement on
         Form S-1 (File 33-93804) declared effective on
         August 22, 1995).

  10.17  Third Amendment to Amended and Restated 1993              N/A
         Stock Option Plan for Nonemployee Directors
         (incorporated by reference to Exhibit 10.17 to
         the Company's Annual Report on Form 10-K for the
         year ended December 31, 1996).

  10.18  Co-Marketing Agreement between the Company and            N/A
         Sprint Communications Company Limited Partnership
         of Delaware made as of August 9, 1993
         (incorporated by reference to Exhibit 10.34 filed
         to the Company's Registration Statement on Form
         S-1 (File 33-93804) declared effective on August
         22, 1995).

  10.19  Lease between the Company and Lenox Park                  N/A
         Development 1 L.P. for office located at 1055
         Lenox Park Boulevard, Atlanta, Georgia dated July
         16, 1992 with First Amendment dated July 22, 1993
         and Second Amendment dated December 27, 1993
         (incorporated by reference to Exhibit 10.38 filed
         to the Company's Registration Statement on Form
         S-1 (File 33-93804) declared effective on August
         22, 1995).

  10.20  Amended and Restated 1989 Stock Option Plan               N/A
         effective as of April 15, 1992 (incorporated by
         reference to Exhibit 10.39 filed to the Company's
         Registration Statement on Form S-1 (File
         33-93804) declared effective on August 22, 1995).

 10.21+  Harbinger Business Financial Management System            N/A
         License Agreement between the Company as assignee
         of Harbinger Computer Services, Inc. and Barnett
         Banks, Inc. dated November 18, 1991 with
         amendment dated May 21, 1992 (incorporated by
         reference to Exhibit 10.40 filed to the Company's
         Registration Statement on Form S-1 (File
         33-93804) declared effective on August 22, 1995).



  10.22  Software License and Distribution Agreement               N/A
         between the Company and Sprint International
         Communications Corporation ("Sprint") effective
         July 27, 1990 with First Amendment effective as
         of May 24, 1993 (incorporated by reference to
         Exhibit 10.41 filed to the Company's Registration
         Statement on Form S-1 (File 33-93804) declared
         effective on August 22, 1995).

  10.23  Reseller Agreement (now known as Service                  N/A
         Management Agreement) between the Company and
         Sprint effective July 27, 1990 with First
         Amendment effective as of May 1, 1991, Second
         Amendment effective as of May 1, 1992, and Third
         Amendment dated July 1, 1994 (incorporated by
         reference to Exhibit 10.42 filed to the Company's
         Registration Statement on Form S-1 (File
         33-93804) declared effective on August 22, 1995).

  10.24  Form of Indemnification Agreement between the             N/A
         Company and Directors (incorporated by reference
         to Exhibit 10.43 filed to the Company's
         Registration Statement on Form S-1 (File
         33-93804) declared effective on August 22, 1995).

  10.25  Harbinger Corporation 1996 Stock Option Plan              N/A
         (incorporated by reference to Exhibit 10.48 to
         the Company's Annual Report on Form 10-K for the
         year ended December 31, 1995).

  10.26  First Amendment to Harbinger Corporation 1996             N/A
         Stock Option Plan (incorporated by reference to
         Exhibit 10.26 to the Company's Annual Report on
         Form 10-K for the year ended December 31, 1996).

  10.27  Amended and Restated Harbinger Corporation                N/A
         Employee Stock Purchase Plan (incorporated by
         reference to Exhibit 10.49 to the Company's
         Annual Report on Form 10-K for the year ended
         December 31, 1995).

  10.28  First Amendment to Harbinger Corporation Employee         N/A
         Stock Purchase Plan.  (incorporated by reference
         to Exhibit 10.28 to the Company's Annual Report
         on Form 10-K for the year ended December 31,
         1996).

  10.29  First Amendment to Harbinger Corporation Amended          N/A
         and Restated 1989 Stock Option Plan (incorporated
         by reference to Exhibit 10.50 to the Company's
         Annual Report on Form 10-K for the year ended
         December 31, 1995).

  10.30  Alliance Agreement dated July 21, 1995 between            N/A
         Systems Software Associates, Inc. and the Company
         (incorporated by reference to Exhibit 10.47 to
         the Company's Registration Statement on Form S-1
         (File No. 33-93804)).

  10.31  First Amendment to Alliance Agreement between             N/A
         System Software Associates, Inc. and Harbinger
         Corporation (incorporated by reference to Exhibit
         10.51 to the Company's Annual Report on Form 10-K
         for the year ended December 31, 1995).



  10.32  Employment Agreement between the Company and Mr.          N/A
         Theodore C. Annis effective January 3, 1997
         (incorporated by reference to Exhibit 99.2 filed
         with the Company's Current Report on Form 8-K/A
         dated March 17, 1997).

  10.33  Employment Agreement between the Company and Ms.          N/A
         A. Gail Jackson effective January 3, 1997
         (incorporated by reference to Exhibit 99.3 filed
         with the Company's Current Report on Form 8-K/A
         dated March 17, 1997).

   23.1  Consents of KPMG Peat Marwick LLP.

   23.2  Consent of Arthur Andersen LLP.

   23.3  Consent of Ciulla, Smith & Dale, LLP.

   23.4  Consent of Moret Ernst & Young Accountants.

   23.5  Consent of KPMG Deutsche Treuhand-Gesellschaft AG.

   23.6  Consent of KPMG Accountants N.V.

   23.7  Consent of Ernst & Young LLP.

   23.8  Consent of Morris Manning & Martin, L.L.P.                N/A
         (included in Exhibit 5).

   24.1  Power of Attorney (include at Page II-9 of this           N/A
         Registration Statement).

+ The Company has received confidential treatment with respect to portions of these Exhibit